ENDORSEMENT
             APPLICABLE TO DEFINED BENEFIT QUALIFIED PLANS (7/16/09)

The term "Contract" as used in this Endorsement applies either to a Contract or Certificate. This Endorsement is part of your Contract and the same definitions apply to the capitalized terms used herein. The benefit described in this Endorsement is subject to all the terms contained in your Contract, except as modified below. In this Endorsement, "we", "our" and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner, except where the Contract indicates that "you" refers to the Annuitant.

1. PART I - DEFINITIONS

Certain definitions in Part I of your Contract are replaced as shown below:

EMPLOYER: "Employer" means any Employer that has adopted a Plan qualified under
Section 401(a) of the Code. The Employer is named in the Data pages.

OWNER: "Owner" means the trustee of a trust for the Plan. The Owner with reference to this Contract is named in the Data pages.

PLAN: "Plan" means a defined benefit plan adopted by the Employer that is intended to meet the requirements for qualifications under Section 401(a) of the Code. The Plan is named in the Data pages.

The following definition is added to Part I.

QUALIFIED PLAN: Qualified Plan is a plan that is intended to meet the requirements for qualification under Section 401(a) of the Code.

2. PART III - CONTRIBUTIONS AND ALLOCATIONS

The following is added at the end of SECTION 3.02 LIMITS ON CONTRIBUTIONS

The Employer shall contribute to the Contract such amounts and at such times as shall be determined by the Plan's actuary in accordance with the Plan. Restrictions on Contributions are stated in the Data pages. No contributions shall be accepted from any employee.


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3. PART V - WITHDRAWALS AND TERMINATIONS

The following paragraph replaces the second paragraph of SECTION 5.01
WITHDRAWALS

On the Transaction Date, we will pay the amount of the withdrawal requested or, if less, the Cash Value to the Owner. The amount to be paid plus any Withdrawal Charge which applies (see Section 8.01) will be withdrawn on a pro-rata basis from the amounts held for you in the Investment Options, unless you elect otherwise and unless otherwise stated in the Data Pages.

The following is added at the end of SECTION 5.02 CONTRACT TERMINATION.

     (e) The Owner directs us to pay out the entire Cash Value under the Contract.

     (f)  The Plan ceases to be a Qualified Plan.

4. PART VI - PAYMENT UPON DEATH

The following is added to SECTION 6.01 - BENEFICIARY

The Owner of this Contract shall be the beneficiary of any Death Benefit.

In SECTION 6.02 PAYMENT UPON DEATH, the word "you" is replaced with "the Annuitant" and the word "your" is replaced with "the Annuitant's."

5. PART IX - GENERAL PROVISIONS

The following is added to SECTION 9.05 -ASSIGNMENTS AND TRANSFERABILITY

Any amounts payable pursuant to this Contract may not be assigned, pledged, transferred or encumbered except as permitted under applicable law. The above restriction does not apply to a change authorized by a qualified domestic relations order defined in Section 414(p) of the Code.


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The following sections are added to PART IX - GENERAL PROVISIONS

SECTION 9.09 - OWNER'S RESPONSIBILITY

We will make no payment under this Contract without instructions from the Owner in a form we accept and we will be fully discharged from any liability with respect thereto to the extent such payments are made pursuant to such instructions. Further, it is the Owner's responsibility to determine that any Annuity Benefit form elected and the payment intervals are permitted under the terms of the Plan, the Employee Retirement Income Security Act 1974, the Code and any other applicable laws, rules and regulations.

SECTION 9.10 - PLAN QUALIFICATION

If at any time the Plan is no longer a Qualified Plan, the Owner is to give us prompt written notice thereof. If the Owner gives notice that the Plan is no longer a Qualified Plan, then upon at least thirty days advance written notice to the Owner, we will terminate the Contract as provided under this Section.


/s/ Christopher M. Condron               /s/ Karen Field Hazin
------------------------------------     ---------------------------------------
Christopher M. Condron                   Karen Field Hazin, Vice President,
Chairman and Chief Executive Officer     Secretary and Associate General Counsel


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